EXHIBIT 99.1

NEWS RELEASE

For more information contact:

Analysts – Beth Baum, 206-539-3907

Media – Nancy Thompson, 919-861-0342

Weyerhaeuser Appoints Nancy Loewe as Chief Financial Officer

SEATTLE, Feb. 17, 2021 — Weyerhaeuser Company (NYSE: WY) today announced the appointment of Nancy S. Loewe as senior vice president and chief financial officer, effective March 8, 2021. Loewe joins Weyerhaeuser from Visa, where she served as senior vice president of finance, and she brings more than 20 years of financial and operating experience across multiple industries. Her appointment follows the company’s previous announcement that Russell Hagen is taking on a new role as senior vice president and chief development officer, overseeing the company’s Real Estate, Energy & Natural Resources segment, as well as Business Development and Acquisitions and Divestitures.

"We are thrilled to welcome Nancy as our chief financial officer," said Devin W. Stockfish, president and chief executive officer. "Nancy has a strong track record of leadership in finance, strategy and operations, both in the U.S. and internationally. Weyerhaeuser will benefit from her broad industry experience, from consumer-facing brands to paper products manufacturing, and we’re excited for the energy and expertise she will bring to our leadership team and company.”

“This is an incredible opportunity to join a talented team and workforce,” said Loewe. “Weyerhaeuser has been an industry leader in sustainable forestry for more than a century, and I’m excited to help build on our history and performance in the years ahead.”

ABOUT NANCY LOEWE

Nancy S. Loewe was most recently senior vice president of finance for Visa, Inc. Previously, she was chief financial officer for Kimberly-Clark International, after having served as chief strategy officer and global treasurer for Kimberly-Clark Corporation. Prior to that, Loewe was executive vice president and chief financial officer for PepsiCo’s Frito-Lay North America business unit. She also served in a number of senior finance roles during her two-decade tenure with General Electric Company, including chief financial officer for the Consumer & Industrial, Plastics Asia, and Healthcare Services business units.

Loewe earned an MBA from the Cox School of Business at Southern Methodist University, and a Bachelor of Business Administration in general business and finance from the University of Massachusetts Amherst. She is a director for Cinemark Holdings, Inc. and also serves on the board of the Cox School of Business.

ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control approximately 11 million acres of timberlands in the U.S. and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products in America. Our company is a real estate investment trust. In 2020, we generated $7.5 billion in net sales and employed approximately 9,400 people who serve customers worldwide. We are listed on the Dow Jones Sustainability North America Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

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